                                                                      EXHIBIT 12

                               VENATOR GROUP, INC.


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)
                                 ($ in millions)

                                                 13-weeks ended                        Fiscal Years Ended
                                              -------------------    ------------------------------------------------------
                                              May 1,       May 2,    Jan. 30,    Jan. 31,   Jan. 25,    Jan.27,    Jan. 28,
                                               1999         1998       1999        1998       1997       1996        1995
                                              ------       ------    --------    --------   --------    -------    --------
NET EARNINGS
Income (loss) from continuing
  operations, after-tax ...............        $(11)          8           3         213        209         29         23

Income tax expense (benefit) ..........          (8)          6         (42)        120        139         34         41

Interest expense, excluding capitalized
  interest ............................          15          11          57          36         53         91         85

Portion of rents deemed representative
 of the interest factor (1/3) .........          45          41         180         163        162        157        150
                                               ----         ---        ----         ---        ---        ---        ---
                                               $ 41          66         198         532        563        311        299
                                               ====         ===        ====         ===        ===        ===        ===

FIXED CHARGES
Gross interest expense ................        $ 16          12          64          36         53         91         85

Portion of rents deemed representative
 of the interest factor (1/3) .........          45          41         180         163        162        157        150
                                               ----         ---        ----         ---        ---        ---        ---
                                               $ 61          53         244         199        215        248        235
                                               ====         ===        ====         ===        ===        ===        ===

RATIO OF EARNINGS TO FIXED CHARGES ....         0.7         1.2         0.8         2.7        2.6        1.3        1.3
                                               ----         ---        ----         ---        ---        ---        ---

Earnings were not adequate to cover fixed charges by $20 for the first quarter ended May 1, 1999 and by $46 million for the fiscal year ended January 30, 1999.